                                                                    EXHIBIT 99.1

--------------------------------------------------------------------------------
news release from
                            Butler Manufacturing Company (NYSE:BBR)
[BUTLER LOGO]               Kansas City, Missouri
                            Contact Larry Miller, Vice President - Finance
                            (816) 968-3216
--------------------------------------------------------------------------------


FOR IMMEDIATE RELEASE

BUTLER MANUFACTURING COMPANY

REPORTS THIRD QUARTER RESULTS

KANSAS CITY, MO. Oct. 30, 2003 -- Butler Manufacturing Company (NYSE:BBR) reported sales for the third quarter ended September 30, 2003 of $221 million compared with $239 million for the same period last year. Net earnings for the quarter were breakeven compared with $1.7 million, or $0.27 per share, last year.

         For the nine months, sales were $564 million compared with $635 million a year ago. The depressed market conditions and related drop in volume resulted in a net loss for the period of $13 million, or $2.05 per share. Included in this loss is an after-tax charge of $4.7 million, or $0.74 per share, related to the previously announced agreement to sell the Lester Buildings Systems business. The net loss for the first nine months of last year was $3.4 million, or $0.54 per share.

         Commenting on the results, John Holland, chairman and chief executive officer, said, "As expected, we experienced a modest seasonal pick-up in business during the third quarter, but the market remained weak. Economic data shows the recovery is gradually gaining strength and the backlog excluding Lester, which rose to $314 million compared with $275 million at the end of the third quarter last year, is indicative of this.

         "The North American Building Systems segment produced third quarter sales of $105 million compared with $120 million a year ago. The pretax loss was approximately $2.8 million compared with a pretax loss of $0.9 million for the same period last year. Selling prices remain at very low levels and while the aggressive cost and capacity reductions we implemented have helped, they have not been sufficient in the short term to make up for the lower volume and depressed pricing levels.

         "Sales in our International Building Systems segment, which in 2003 represents our operations in China, were approximately $37 million for the third quarter, 36% higher than last year. Excluding $1.6 million of sales recorded for the European operations, which were sold in the third quarter of 2002, sales were up 44% in this segment. Pretax income in this segment was nearly $2.9 million, compared with $2.5 million a year ago, which includes $0.8 million in pretax earnings related to Europe. The significantly higher volume was the primary driver of the improved earnings. As expected, the post-SARS business rebound more than offset the slowdown experienced in the second quarter this year. We believe growth prospects remain excellent and we are well positioned to continue to expand our market leading position in the metal buildings market segment.

         "The Vistawall Architectural Products segment sales were $57 million, 2% lower than the third quarter a year ago. Pretax earnings were approximately $3.7 million, up slightly compared with a year ago. While commercial and community construction opportunities are lower this year compared with last year, we continue to believe we are gaining market share in these segments primarily due to excellent service and competitive prices. As is true with our other businesses, costs are being well managed.

         "Our Construction business segment sales for the third quarter were $28 million, comparable to the same period last year. The segment posted a pretax loss of approximately $0.1 million compared with pretax earnings of $0.9 million last year. The expense reductions implemented in this business were not sufficient to offset the lower margins realized, which we believe is indicative of the competitive landscape. We are in the process of combining our Butler Construction business with our North American Buildings business, forming the Buildings Group. In addition to the expected cost savings, this change will better align our capabilities, enabling us to integrate the construction supply chain and enhance service to our customers.

         "There were no project sales in our Real Estate segment in the third quarter compared with $10 million in project sales last year. Rent income from completed developments produced pretax earnings of $0.3 million compared with $1.5 million pretax earnings in the same period a year ago.

         "Our higher margin product backlog is 5% greater than at the end of last year's third quarter and the construction backlog is approximately 60% higher. F. W. Dodge reports that nonresidential construction orders are down 4% through September as compared with down 8% through June. The trend is showing signs of improvement and the outlook, based upon the improving economic signals, would indicate that we might have reached the bottom of this difficult construction cycle.

         "The severe cyclical decline in the nonresidential construction industry during the past three years has outstripped the savings realized from cost reductions and capacity closures that we have implemented over this period. As a result, although the company is current with all payments under its debt agreements, at September 30, 2003, it was not in compliance with certain of its financial covenants. Because we are not in compliance, the lenders have the right to require payment of $90 million of debt recorded on the company's balance sheet, as well as require funding of approximately $25 million of stand-by letters of credit. We are required under accounting standards to reclassify the related long-term portion of this debt, $81.5 million, as a current liability on the balance sheet until we conclude a revised longer term agreement with our lenders. The attached financial statements reflect this change.

         "As reported in the second quarter, we have been in discussions with our lenders to develop a comprehensive longer term restructuring of the debt agreements to provide enhanced financial and operating flexibility. These discussions are continuing, but have taken longer than expected. Pending resolution of these discussions, the company does not believe it will receive additional funds from its credit line. Presently, the company's cash and cash flow from operations is expected to be adequate to provide for normal operating needs. While there is no guarantee we will be able to achieve a mutually satisfactory long-term resolution, we continue to work closely with our lenders to develop an acceptable restructuring plan.

         "In addition to the discussions with our lenders, the board of directors has authorized management to explore strategic options available to the company. We have engaged George K. Baum & Company to serve as our financial advisor to assist in this process. Among the options that are under consideration are the solicitation of private investment capital, asset sales, and the sale of the company.

         "We believe the value inherent in Butler Manufacturing Company is significant, from our leading brands and market position in North America, to the substantial further growth and profitability of our operations in China.

         "Although this has been an extraordinarily difficult period in the U.
S. nonresidential construction economy, unprecedented in its decline, we believe the actions we have taken to reduce costs, add new products and enter new markets will position the company for significantly improved operating results when economic conditions improve," Mr. Holland concluded.

         Butler Manufacturing Company is the world's leading producer of pre-engineered building systems, a leading supplier of architectural aluminum systems and components, and provides construction and real estate services for the nonresidential construction market.


                       -----------------------------------


CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------------------------------------------------------------------------------------
                                                 THREE MONTHS ENDED SEPTEMBER 30,   NINE MONTHS ENDED SEPTEMBER 30,
                                                     2003             2002             2003             2002
-------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

Net sales                                         $   220,529      $   238,501      $   564,331      $   634,774
Cost of sales                                         192,038          206,232          493,436          551,175
                                                  -----------      -----------      -----------      -----------
    Gross profit                                       28,491           32,269           70,895           83,599
Selling, general and administrative expenses           26,755           30,414           79,705           86,160
Asset impairment charge                                   814               --            7,048               --
Restructuring charge                                       --             (631)              --             (631)
                                                  -----------      -----------      -----------      -----------
    Operating income (loss)                               922            2,486          (15,858)          (1,930)
Other income (expense), net                              (175)             961           (1,571)           1,577
                                                  -----------      -----------      -----------      -----------
    Earnings (loss) before interest and taxes             747            3,447          (17,429)            (353)
Interest expense                                        2,439            1,942            6,989            5,875
                                                  -----------      -----------      -----------      -----------
    Pretax earnings (loss)                             (1,692)           1,505          (24,418)          (6,228)
Income tax benefit                                      1,717              187           11,437            2,846
                                                  -----------      -----------      -----------      -----------
    Net earnings (loss)                           $        25      $     1,692      $   (12,981)     $    (3,382)
                                                  ===========      ===========      ===========      ===========

Basic earnings (loss) per common share            $      0.00      $      0.27      $     (2.05)     $     (0.54)
                                                  ===========      ===========      ===========      ===========
Diluted earnings (loss) per common share          $      0.00      $      0.27      $     (2.05)     $     (0.54)
                                                  ===========      ===========      ===========      ===========

Basic weighted average number of shares             6,347,891        6,321,912        6,343,201        6,309,066
Diluted weighted average number of shares           6,347,891        6,325,052        6,343,201        6,309,066



A $7.0 million pre-tax charge recorded in the second quarter related to the sale of Lester included a $6.2 million impairment charge and a charge for $.8 million other selling and legal costs recorded in other expense. In the third quarter, $.8 million was recorded as additional impairment charge related to the sale of Lester. For the nine months, net losses excluding the after-tax Lester charge were $8.2 million ($1.31 per share).






SELECTED SEGMENT INFORMATION
-------------------------------------------------------------------------------------------------------------------
                                                 THREE MONTHS ENDED SEPTEMBER 30,   NINE MONTHS ENDED SEPTEMBER 30,
NET SALES                                            2003             2002             2003             2002
-------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)

North American Building Systems                   $ 104,600        $ 119,536        $ 267,444        $ 295,748
International Building Systems                       37,267           27,414           84,778           80,986
Architectural Products                               57,349           58,618          164,565          166,301
Construction Services                                28,400           27,905           61,720           93,042
Real Estate                                              --           10,400               --           16,475
Other                                                (7,087)          (5,372)         (14,176)         (17,778)
                                                  ---------        ---------        ---------        ---------
                                                  $ 220,529        $ 238,501        $ 564,331        $ 634,774
                                                  =========        =========        =========        =========




-------------------------------------------------------------------------------------------------------------------
                                                 THREE MONTHS ENDED SEPTEMBER 30,   NINE MONTHS ENDED SEPTEMBER 30,
PRETAX EARNINGS (LOSS)                               2003             2002             2003             2002
-------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)

North American Building Systems                    $ (2,798)     $   (919)          $(22,602)        $ (6,760)
International Building Systems                        2,883         2,472              6,882            4,400
Architectural Products                                3,668         3,474              8,582            7,405
Construction Services                                   (70)          876               (434)           1,964
Real Estate                                             252         1,461                (59)           2,943
Other                                                (5,627)       (5,859)           (16,787)         (16,180)
                                                   --------      --------           --------         --------
                                                   $ (1,692)     $  1,505           $(24,418)        $ (6,228)
                                                   ========      ========           ========         ========






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

CONSOLIDATED BALANCE SHEETS
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AT SEPTEMBER 30,                          2003         2002                                                      2003         2002
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
(DOLLARS IN THOUSANDS)
                                                                   LIABILITIES &
ASSETS:                                                            SHAREHOLDERS' EQUITY:
    Cash and equivalents                 $ 46,705     $ 56,988      Short-term debt                            $ 94,072     $  7,367
    Receivables, net                      122,640      118,736      Accounts payable                             62,443       73,215
    Inventories                            64,291       55,205      Accrued liabilities                         105,598       98,093
    Real estate developments                7,429        9,539      Taxes on income                              11,435        5,115
    Assets held for sale under contract     7,182           --      Dividends payable                                --        1,136
                                                                                                               --------     --------
    Net current deferred tax assets        17,441       16,635              Total current liabilities           273,548      184,926
    Other current assets                   14,973       13,201
                                         --------     --------
         Total current assets             280,661      270,304

    Investments and other assets           76,155       53,949      Net noncurrent deferred tax liabilities          --        3,683
    Assets held for sale                    3,684        3,684      Other non-current liabilities                54,779       21,345
    Plant and equipment, net              114,431      138,449      Long-term debt                               11,635       97,843
                                         --------     --------      Shareholders' equity                        134,969      158,589
                                         $474,931     $466,386                                                 --------     --------
                                         ========     ========                                                 $474,931     $466,386
                                                                                                               ========     ========






CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------------------
NINE MONTHS ENDED SEPTEMBER 30,              2003           2002                                                2003           2002
------------------------------------------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)

CASH FROM                                                            CASH FROM
OPERATING ACTIVITIES:                                                FINANCING ACTIVITIES:
    Net loss                               $(12,981)     $ (3,382)     Dividends                               (2,528)       (3,400)
    Asset impairment charge                   7,048            --      Net change in long-term debt           (80,528)         (402)
    Restructuring Charge                         --        (1,137)     Net change in short-term debt           84,076          (350)
    Depreciation and amortization            14,776        13,219      Purchase and sale of
    Change in assets and liabilities        (27,430)       10,362           treasury stock, net                   404           673
    Other, net                                   78           117
                                           --------      --------                                            --------      --------
      Total                                 (18,509)       19,179           Total                               1,424        (3,479)
                                           --------      --------                                            --------      --------
CASH FROM
INVESTING ACTIVITIES:                                                 EFFECT OF EXCHANGE RATE CHANGES            (167)          288
    Capital expenditures - PP&E              (9,531)       (7,584)                                           --------      --------
    Capital expenditures - software          (2,290)       (6,330)
    Proceeds from European assets sale           --         2,345
                                           --------      --------     DECREASE IN
      Total                                 (11,821)      (11,569)    CASH AND EQUIVALENTS                   $(29,073)     $  4,419
                                           --------      --------                                            ========      ========




Statements in this press release concerning the company's business outlook or future economic performance; anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include, but are not limited to, industry cyclicality, fluctuations in customer demand and order pattern, the seasonal nature of the business, changes in pricing or other actions by competitors, and general economic conditions, as well as other risks detailed in the company's 2002 Annual Report to Shareholders on page 16.


                                    10/30/03



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